UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 333-48821

                                IMPAC Group, Inc.
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             (Exact name of registrant as specified in its charter)

                             1950 North Ruby Street
                          Melrose Park, Illinois 60160
                                 (708) 344-9100
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               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                    10-1/8% Senior Subordinated Notes due 2008
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            (Title of each class of securities covered by this Form)

                                      None

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             (Titles of all other classes of securities for which a
                duty to file reports under section 13(a) or 15(d)
                                    remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [ ]           Rule 12h-3(b)(1)(ii)        [ ]
Rule 12g-4(a)(1)(ii)      [ ]           Rule 12h-3(b)(2)(i)         [ ]
Rule 12g-4(a)(2)(i)       [ ]           Rule 12h-3(b)(2)(ii)        [ ]
Rule 12g-4(a)(2)(ii)      [ ]           Rule 15d-6                  [ ]
Rule 12h-3(b)(1)(i)       [X]

Approximate number of holders of record as of the certification or notice date:1
                                                                               -
     Pursuant to the requirements of the Securities Exchange Act of 1934, IMPAC Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 4, 2000                            By:    /s/ John J. Carrara
                                                    ----------------------------
                                                    Name:  John J. Carrara
                                                    Title: Assistant Secretary